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                                                                       EXHIBIT 5

                                 Baker & Botts
                             599 Lexington Avenue
                           New York, New York 10022

                                             June 18, 1996


Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado  80111

Gentlemen:

     As counsel for Tele-Communications, Inc., a Delaware corporation ("TCI"), we have examined and are familiar with TCI's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 18, 1996 (the "Registration Statement"). The Registration Statement relates to a maximum of 6,146,200 shares of Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share ("Series A TCI Group Stock"), and a maximum of 3,583,263 shares of Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share ("Series A Liberty Group Stock"), which are issuable upon exercise of stock options ("Options") or, in certain cases, stock appreciation rights ("SARs"), or pursuant to the grant of restricted stock ("Restricted Stock") or stock units ("Stock Units") granted or to be granted under the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "Plan"). TCI has granted some Options and SARs in connection with various Assumption and Amended and Restated Stock Option Agreements (collectively, the "Exchange Agreements"), in exchange for stock options and stock appreciation rights previously granted (or assumed) by TCI Communications, Inc. (formerly Tele-Communications, Inc. or "Old TCI") or Liberty Media Corporation ("Liberty") (collectively, the "Assumed Options and SARs") and assumed by TCI pursuant to an Agreement and Plan of Merger, dated as of January 27, 1994, as amended (the "Merger Agreement"), by and among TCI, Old TCI, Liberty, TCI Mergerco, Inc. and Liberty Mergerco, Inc.

     In furnishing our opinion, we have examined all agreements and other documents which we have deemed relevant or necessary for the basis for our opinion, including the Plan, the forms of Options, SARs and Restricted Stock agreements, the Merger Agreement, the forms of the Exchange Agreements, the agreements pursuant to which the Assumed Options and SARs were granted (or assumed) by Old TCI or Liberty, TCI's Proxy Statement/Prospectus, dated June 29, 1995, and certain records of corporate action taken by the Board of Directors of TCI. In all such examinations, we have assumed the conformity to the original of all copies of documents submitted to us as conformed or photostatic copies.
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Tele-Communications, Inc.
June 18, 1996


     Based upon the foregoing, it is our opinion that the shares of Series A TCI Group Stock and the shares of Series A Liberty Group Stock which may be issued and sold upon the proper exercise of the Options and SARs, or issued pursuant to grants of Restricted Stock or Stock Units, will be, when issued and sold in accordance with the terms of the Plan and, if applicable, the appropriate Options, SARs or Restricted Stock agreements or Exchange Agreements, duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

       As you are aware, Jerome H. Kern, a partner of Baker & Botts, L.L.P., is a director of TCI and certain partners of Baker & Botts, L.L.P. hold options to purchase shares of Series A TCI Group Common Stock and options to purchase and restricted shares of Series A Liberty Media Group Common Stock.


                                             Very truly yours,

                                             /s/ Baker & Botts, L.L.P.